Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Cole Credit Property Trust II, Inc. and subsidiaries dated March 6, 2013, appearing in the Annual Report on Form 10-K of Cole Credit Property Trust II, Inc. for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

July 17, 2013